Exhibit 99.1

For further information contact:

Company:	Lona Cornish PolyMedix, Inc. 484-598-2340 lcornish@polymedix.com

Investors:	Erika Moran emoran@investorrelationsgroup.com

Media:	Janet Vasquez jvasquez@investorrelationsgroup.com The Investor Relations Group 212-825-3210
POLYMEDIX APPOINTS NEW
VICE PRESIDENT OF BUSINESS DEVELOPMENT
J. Gregory Ford Brings Over Twenty Years of Experience to Management Team
Radnor, PA (December 2, 2008) — PolyMedix, Inc. (OTC BB: PYMX, http://polymedix.com), an emerging biotechnology company developing acute care products for infectious diseases and acute cardiovascular disorders based on biomimetics, has appointed J. Gregory Ford as its new Vice President of Business Development.
Mr. Ford has over 20 years of experience at both burgeoning biotechnology as well as major pharmaceutical companies. Mr. Ford was most recently Vice President of Business Development at CollaGenex Pharmaceuticals. He previously worked at Skye Pharma, RTP Pharma, Boehringer-Ingelheim, and Mylan Laboratories. He holds a B.S. in Industrial Engineering and an M.B.A. degree from West Virginia University.
About PolyMedix, Inc.
PolyMedix is a publicly traded biotechnology company focused on the development of novel drugs and biomaterials for the treatment of infectious diseases and acute cardiovascular disorders. PolyMedix’s compounds are based on biomimetics: non-peptide small molecule drugs and polymers that mimic the activity of proteins. The Company’s antibiotic compounds, including PMX-30063 — small molecule mimetics of human host-defense proteins — have a
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PolyMedix Appoints J. Gregory Ford as Vice President of Business Development
December 2, 2008

completely different mechanism of action from current antibiotic drugs, a mechanism which is intended to make bacterial resistance unlikely to develop. These compounds are being developed as rapidly acting antibiotics for serious systemic and local infections. The Company plans to continue the development of polymeric formulations as antimicrobial biomaterials, which can be used as additives to paints, plastics, and textiles to create self-sterilizing products and surfaces. The Company’s heptagonist compounds, including PMX-60056, reverse the activity of both heparin and Low Molecular Weight Heparins, with the goal of developing an antagonist drug that is safer and easier to use than currently approved therapy. The Company’s PMX-30063 antibiotic and PMX-60056 heptagonist are currently undergoing clinical testing. For more information, please visit PolyMedix on its website at www.polymedix.com.
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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” and similar expressions. Among other things, there can be no assurance that PolyMedix’s compounds will enter or successfully complete clinical testing or be granted regulatory approval to be sold and marketed in the Unites States or elsewhere. A more complete description of these risks, uncertainties and assumptions is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required under applicable law or regulation.